UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 OR 15(d) of The
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): May 28, 2004


                             SONOCO PRODUCTS COMPANY


                            Commission File No. 0-516

 Incorporated under the laws                    I.R.S. Employer Identification
      of South Carolina                                 No. 57-0248420


                             One North Second Street
                               Post Office Box 160
                      Hartsville, South Carolina 29551-0160
                             Telephone: 843-383-7000



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Item 5.       Other Information.

Completion of CorrFlex Acquisition
On April 29, 2004, Sonoco Products Company ("Sonoco" or "the Company") announced that it had signed a definitive agreement to acquire CorrFlex Graphics, LLC ("CorrFlex"), which is one of the nation's largest point-of-purchase display companies. On May 28, 2004, Sonoco completed the purchase of CorrFlex, a privately held, unrelated third party, for an all-cash purchase price of approximately $250 million. The acquisition, which will be known as Sonoco CorrFlex, is expected to generate sales on an annualized basis of approximately $200 million for 2004.

Segment  Reporting
Sonoco has received comment letters from the staff of the SEC in connection with its review of the Company's 2002 and 2003 annual reports on Form 10-K. In management's opinion, the most notable comment is related to confirming the appropriateness of disclosures about the Company's reportable segments in accordance with Statement of Financial Accounting Standards No. 131, `Disclosures about Segments of an Enterprise and Related Information'. The Company is currently in the process of compiling additional information about its segment reporting practices for review with the SEC, including the effects of the CorrFlex acquisition on reportable segments. The Company currently reports two segments. It is possible that Sonoco will provide financial information regarding additional or different segments in the future or that Sonoco may be required to restate segment disclosures in its previously filed financial statements, but these changes in disclosures, if any, would not result in any change in the Company's reported consolidated net income.





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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      SONOCO PRODUCTS COMPANY



Date:  June 16, 2004                  By: /s/ C.J. Hupfer
                                      ------------------------------------------
                                      C.J. Hupfer
                                      Vice President and Chief Financial Officer